UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2023

ASP ISOTOPES INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41555	87-2618235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Pennsylvania Avenue NW, Suite 300 Washington, DC	20004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 756-2245

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	ASPI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement and Securities Purchase Agreements

On October 9, 2023 and October 10, 2023, ASP Isotopes Inc., a Delaware corporation (the “Company”), entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain institutional and other accredited investors and certain directors of the Company (collectively, the “Purchasers”), pursuant to which the Company has agreed to issue and sell an aggregate of 9,952,510 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for aggregate cash consideration of approximately $9.1 million, as follows: (i) 8,459,093 shares of Common Stock to investors at a purchase price per share of $0.9105, (ii) 1,190,239 shares of Common Stock to investors at a purchase price per share of $0.9548, and (iii) 303,178 shares of Common Stock to directors at a purchase price per share of $0.96.  The transactions contemplated by the Purchase Agreements (collectively, the “Private Placement”), including the issuance of the shares of Common Stock, are not a “public offering” as defined in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and meet the requirements to qualify for exemption under Regulation D promulgated under the Securities Act.  The closing of the Private Placement is subject to customary closing conditions and the Company and each Purchaser has a right to terminate the Purchase Agreement if the closing has not occurred within 20 business days after execution of the applicable Purchase Agreement.

The Private Placement to the institutional and other accredited investors was priced at the “Minimum Price” as defined under the Listing Rule 5635(d) of The Nasdaq Stock Market LLC (“Nasdaq”), which is the lower of: (i) the closing price (as reflected on Nasdaq.com); or (ii) the average closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement to issue the securities.  The Private Placement to the directors was priced at the consolidated closing bid price per share immediately preceding the signing of the binding agreement to issue the securities.

Aggregate gross proceeds to the Company in respect of the Private Placement is approximately $9.1 million, before offering expenses payable by the Company.

Ocean Wall Limited acted as the sole placement agent for the Private Placement and is entitled to receive a fee equal to 5.0% of the aggregate gross proceeds from the Shares sold at the applicable closing.

Upon closing of the Private Placement, the Company will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers, which sets forth the rights of the Purchasers to have their shares of Common Stock purchased in the Private Placement registered with the Securities and Exchange Commission (the “SEC”) for public resale under the Securities Act.  Pursuant to the Registration Rights Agreement, the Company will agree to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register for resale the shares of Common Stock issued in the Private Placement within 30 days and to use its best efforts to cause the registration statement to be declared effective by the SEC within 60 days (or in the event of a “full review” by the SEC, within 90 days).  Certain cash penalties will apply to the Company in the event of registration failures, as described in the Registration Rights Agreements.

The Purchase Agreements contain customary representations and warranties and agreements, and customary indemnification rights and obligations of the respective parties. The forms of Purchase Agreement and Registration Rights Agreement are attached as Exhibits 10.1 and 10.2 hereto, respectively. The description of the terms of the Purchase Agreement and the Registration Rights Agreement is not intended to be complete and is qualified in its entirety by reference to such exhibits.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K are hereby incorporated by reference into this Item 3.02.

On October 9, 2023 and October 10, 2023, the Company agreed, subject to satisfaction of certain conditions contained in the Purchase Agreements, to issue and sell an aggregate of 9,952,510 shares of Common Stock for an aggregate purchase price of approximately $9.1 million in cash.

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Purchasers represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend will be placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without registration or an exemption therefrom.

Item 8.01 Other Events.

On October 9, 2023, the Company issued a press release announcing the Private Placement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press Release dated October 9, 2023
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASP ISOTOPES INC

Date: October 11, 2023	By:	/s/ Paul Mann
	Name:	Paul Mann
	Title:	Chief Executive Officer

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